

Alighiero Boetti (b. 1940–1994)



Alighiero Boetti is globally recognized as an important conceptual artist and prominent member of the Italian Arte Povera movement.

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Initial Offering Price
$653,000

Price Appreciation of Similar Works[2]
16.6%

Similar Sales



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Market Risk-Adjusted Appreciation

Alighiero Boetti	All Art	S&P 500
0.74	0.48	0.55

Investment Overview

Offering Circular	sec.gov/edgar
2021 Auction Sales	moderate $28,225,185
Repeat Sales	view

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Alighiero Boetti
01:52

Alighiero Boetti is globally recognized as an important conceptual artist and prominent member of the Arte Povera movement.

The Work is a multi-colored embroidered tapestry and belongs to one of Boetti's best-known series, collectively referred to as "Arazzi."

Like many of Boetti's embroideries, the Work was conceived by Boetti, but executed by Afghan women who chose the color combinations.

As of August 6, 2022, "Arazzi" tapestries account for two of the artist's top five auction records: led by *Sottrazione* (1982), a larger but compositionally similar example to the Offering, which sold for $4.6 million in May 2021, and *Addizone* (1982), which sold for $3 million in October 2017.

As of August 6, 2022, Arazzi tapestries similar in size to the Offering have achieved prices in excess of $750,000, including: *Untitled* (1977-78), which sold for $951,017 in April 2021, and *Oggi trentesimo giorno dell'ottavo mese dell'anno novecentoottantotto* (1988), which sold for $781,474 in April 2022.

Our acquisitions team has reviewed almost 30 examples of work by Boetti from around the world, some of which are priced in excess of $3 million. Of these 30 works, this is the second one we have selected to be offered on the Masterworks platform.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales
$28,225,185

2021 Number of Lots Sold
152

ALIGHIERO BOETTI

b. 1940–d. 1994, Italy



$653,000

INITIAL OFFERING

16.6%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Embroidery on canvas | 45 × 47 in. (114 × 119 cm.)

Alighiero Boetti is globally recognized as an important conceptual artist and prominent member of the Italian Arte Povera movement.

The Artwork is a characteristic example of Alighiero e Boetti's best-known series, the "Arazzi," or Tapestries, which were largely created between 1988 and 1989, and consist of embroidered mosaic-like grids of color and letters in Roman script. Like many of Boetti's embroideries, the Artwork's composition was originally conceived by the artist, but executed by Afghan women who chose the color combinations. The phrases in the "Arazzi" often include proverbs and poetry, in what appears to be a random arrangement of colored letters and squares, but is in fact governed by a mathematical internal logic. The Artwork includes phrases such as "tra l'incudine e il martello" (between a rock and a hard place), "seguire il filo del discorso" (follow the thread), and "sciogliersi come neve al sole" (melt like snow in the sun). As of August 6, 2022, large-scale (or grandi) "Arazzi" account for two of the artist's top five auction records, including: *Sottrazione* (1982), which is larger than the Work, and sold for $4,590,000 on May 13, 2021, at Christie's New York, and *Addizione* (1982), which is also larger than the work, and sold for $3,005,494 on October 5, 2017, at Sotheby's London. "Arazzi" similar in size to the Artwork have achieved prices in excess of $750,000, including: *Untitled* (1977-1978), which sold for $951,017 on April 16, 2021, at Phillips London, and *Oggi trentesimo giorno dell'ottavo mese dell'anno novecentoottantotto* (1988), which sold for $781,474 on April 13, 2022, at Sotheby's, Milan, and is currently in the permanent collection at the National Gallery of Art. The Artwork's composition, execution, and scale make it a commercial and desirable work by Alighiero e Boetti.

Boetti had his first US solo exhibition in New York at John Weber Gallery in 1973, and continued to show throughout Italy and the United States until his death in 1994. The artist participated in Documenta 5 in 1972 and Documenta 7 in 1982, as well as the Venice Biennale on five occasions between 1978 and 1995. In 2001, the Italian Pavilion at the Venice Biennale was solely dedicated to Boetti's work. Boetti was the subject of an important solo show in 1992 that originated at the Kunstverein in Bonn, Switzerland and traveled to Münster, Germany, and Lucerne, Switzerland, and he has been honored posthumously with several large-scale exhibitions at institutions including: the Galleria Nazionale d'Arte Moderna in Rome in 1996; the Museum für Moderne Kunst in Vienna in 1997; the Museum für Moderne Kunst in Frankfurt in 1998; and Whitechapel Gallery in London in 1999. As of August 6, 2022, the artist's top auction records are led by *Sottrazione* (1982) which sold for $4,590,000 at Christie's New York on May 13, 2021, *Mappa* (1978), which sold for £ 3,040,000 ($4,159,737) at Sotheby's London on October 14, 2021, and *Colonna* (1968), which sold for £2,434,500 ($3,876,697) at Christie's London on October 6, 2014.

AS OF AUGUST 6, 2022, THE ARTIST'S TOP AUCTION RECORDS ARE LED BY *SOTTRAZIONE* (1982) WHICH SOLD FOR $4,590,000 AT CHRISTIE'S, NEW YORK ON MAY 13, 2021, *MAPPA* (1978), WHICH SOLD FOR £3,040,000 ($4,159,737) AT SOTHEBY'S, LONDON ON OCTOBER 14, 2021, AND *COLONNA* (1968), WHICH SOLD FOR £2,434,500 ($3,876,697) AT CHRISTIE'S, LONDON ON OCTOBER 6, 2014.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


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Alighiero Fabrizio Boetti (b. 1940, Turin, Italy – d. 1994, Rome, Italy), known as Alighiero e Boetti, is globally recognized as an important conceptual artist and prominent member of the Arte Povera movement. In the early 1960s, he formed close relationships with the artists Luciano Fabro, Mario Merz, Giulio Paolini, and Michelangelo Pistoletto, who would later become associated with Arte Povera (or poor art), the radical Italian art movement of the 1960s and 1970s. In 1972, Boetti moved to Rome and disassociated himself from Arte Povera, focusing instead on conceptual art. While traveling the world, the artist became especially passionate about central and southern Asia and traveled to Afghanistan and Pakistan numerous times in the 1970s and 1980s. In Afghanistan and Pakistan, Boetti would begin to commission artisan women embroiderers to create tapestries, eventually becoming Boetti's best-known series, "Arazzi" and "Mappa."





ALIGHIERO BOETTI



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The set of similar sales comprise tapestry by Alighiero Boetti with the following criteria: colorful "Arazzi" that measure between 38 inches by 38 inches and 47 inches by 47 inches, and include roman alphabet letters. Arazzi that have black and white passages, such as those in the shape of a cross or square, or have a white background were excluded. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the artwork in the described set have similar characteristics to the Artwork each individual artwork is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.6% CAGR implied from selected sales occurring from November 26, 1992 to June 23, 2021.

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